November 7, 1995



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

Re: Rule 24f-2 Notice for Connecticut Mutual Investment Accounts, Inc. CMIA National Municipals Account
     CMIA California Municipals Account
     CMIA Massachusetts Municipals Account
     CMIA New York Municipals Account
     CMIA Ohio Municipals Account
     File No. 2-75276

Dear Commissioners:

As Counsel for Connecticut Mutual Investment Accounts, Inc., (the "Fund") and on behalf of CMIA National Municipals Account, CMIA California Municipals Account, CMIA Massachusetts Municipals Account, CMIA New York Municipals Account and CMIA Ohio Municipals Account (the "Accounts"), I have examined the "Rule 24f-2 Notice" (the "Notice") for the Accounts in the form proposed to be filed with the Securities Exchange Commission. By such Notice, the Accounts will make definite the registration of shares of its class of common stock known as the Accounts.

It is my opinion that the shares of common stock, the registration which this Notice makes definite in number, were legally issued, fully paid, and non-assessable. I have made such examination of law and have examined such records and documents as I have deemed appropriate in giving this opinion.

I hereby consent to the filing of this opinion as an exhibit to the above-mentioned Notice.

Please acknowledge receipt of this material by stamping and returning the enclosed copy of this letter in the attached stamped, self-addressed envelope.

Very truly yours,


/S/ KEVIN J. CARR

Kevin J. Carr